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                                  EXHIBIT 99.1

For Information Contact
-----------------------
At Greater Bay Bancorp:                 At Financial Relations Board:
David L. Kalkbrenner                    Lise Needham (general information)
President and CEO                       Stephanie Mishra (analyst contact)
(650) 614-5767                          (415) 986-1591
Steven C. Smith
EVP, COO and CFO
(650) 813-8222

At Bay Area Bank:
Frank Bartaldo
President and CEO
(650) 562-3238

                            GREATER BAY BANCORP AND
              BAY AREA BANCSHARES ANNOUNCE COMPLETION OF  MERGER

PALO ALTO, CA, May 24, 1999 -- Greater Bay Bancorp (Nasdaq: GBBK) today announced that the merger with Bay Area Bancshares, the holding company for Bay Area Bank, Redwood City, California, was completed on May 21, 1999. The transaction furthers the strategic plan of Greater Bay Bancorp in becoming the preeminent independent bank holding company in Northern California.

Each Bay Area Bancshares shareholder will receive 1.38682 shares of Greater Bay Bancorp stock for each share of Bay Area Bancshares in a tax-free exchange. The merger will be accounted for as a pooling of interests. Following the transaction, Bay Area Bank, a wholly owned subsidiary of Bay Area Bancshares, will operate as a wholly owned subsidiary of Greater Bay Bancorp. Based on March 31, 1999 financial information, the combined company will have total assets of approximately $1.9 billion and shareholders' equity of approximately $113 million.

"We are pleased to add another community bank of such quality to the Greater Bay family," said David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp. "We expect this transaction to be accretive in 1999 as the merger will provide revenue enhancements and savings in operating expenses.
With this merger, we now have five strong bank subsidiaries."

"We are excited to be joining Greater Bay Bancorp and believe this merger will benefit our customers, the communities we serve, our shareholders, and our employees," said Frank Bartaldo, President and Chief Executive Officer of Bay Area Bank. "By combining with Greater Bay Bancorp, we enhance Bay Area Bank's ability to offer a wide range of financial services and increase our lending capacity. Together, we have a much stronger product offering and position in our key target markets."

Greater Bay Bancorp and its financial service subsidiaries, Bay Area Bank, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its
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operating divisions, Greater Bay Bank Santa Clara Commercial Banking Group,
Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Regional Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri Valley Region, with offices located in San Jose, Cupertino, Santa Clara, Palo Alto, Redwood City, San Mateo, Millbrae, San Bruno, San Francisco and Walnut Creek.

Safe Harbor
This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 1998, and particularly the discussion of risk factors within the document.

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